Exhibit 4.12

APACHE CORPORATION,

Issuer

to

COMPUTERSHARE TRUST COMPANY, N.A.,

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of [    ], 2024

to Indenture

Dated as of May 19, 2011

Debt Securities

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of [    ], 2024 (this “Second Supplemental Indenture”), among APACHE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (as successor to Wells Fargo Bank, National Association), as trustee under the Indenture referred to below (the “Trustee”).

RECITALS OF THE COMPANY:

A. The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 19, 2011 (the “Indenture”), providing for the issuance from time to time of the Company’s senior unsecured debentures, notes, or other evidences of Indebtedness in one or more series, including the [(i) 4.75% Notes Due 2043 and (ii) 4.250% Notes Due 2044] (together, the “Securities”).

B. The Company has issued the Securities pursuant to the Indenture, and various principal amounts of the Securities are Outstanding on the date hereof.

C. Section 902 of the Indenture provides that, with the consent of the Holders of not less than 66-2/3% in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company (when authorized by or pursuant to a Board Resolution) and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture or of Securities of such series, except for certain changes that require the consent of the Holder of each Outstanding Security affected thereby.

D. The Company has solicited consents to amend the Indenture, pursuant to 902 of the Indenture, to delete certain provisions and to modify certain provisions (the “Proposed Amendments”), upon the terms and subject to the conditions set forth in the Prospectus, dated as of [    ], 2024 filed by APA Corporation, a Delaware corporation, with the Securities and Exchange Commission as a part of a Registration Statement on Form S-4 (as amended and supplemented from time to time, the “Prospectus”).

E. The Company’s ability to effect the Proposed Amendments is conditioned upon, among other things, receipt by the Company of the Requisite Consents (as defined in the Prospectus) prior to the Expiration Date (as defined in the Prospectus), with the Proposed Amendments becoming effective with respect to any series of the Securities for which the Requisite Consents are received.

F. With respect to [each series of the Securities which are Outstanding], the Company and the Trustee have received the Acts of Holders evidencing the Requisite Consents.

G. The Company hereby requests that the Trustee join with the Company in the execution and delivery of this Second Supplemental Indenture, and the Company has provided the Trustee with a Board Resolution authorizing entry into amendments to the Indenture.

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I

Definitions

As used in this Second Supplemental Indenture, terms defined in the Indenture have the meaning set forth in the Indenture and the terms defined above have the meaning set forth above. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Amendments to Indenture

SECTION 2.1 Amendment of Section 101.

(a) Section 101 of the Indenture is hereby amended by inserting, in alphabetical order, the following:

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company and its Subsidiaries (including investments in non-consolidated Persons) after deducting therefrom (a) all current liabilities (excluding current maturities of Funded Debt and any current liabilities constituting Funded Debt by reason of being renewable or extendible at the option of the obligor) and (b) all goodwill, trade names, trademarks, and patents, all as set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

“Funded Debt” means all Indebtedness of the Company or any of its Subsidiaries for borrowed money which is not by its terms subordinated in right of payment to the prior payment in full of the Securities, having a maturity of more than 12 months from the date of issuance or having a maturity of less than 12 months from such date of issuance but by its terms being (a) renewable or extendible beyond 12 months from such date at the option of the obligor or (b) issued in connection with a commitment by a bank or other financial institution to lend so that such Indebtedness is treated as though it had a maturity in excess of 12 months pursuant to GAAP.

“Principal Property” means a property interest in any (i) oil, gas, or other liquid or gaseous hydrocarbon, or (ii) natural gas, natural gas liquid, or crude oil pipeline, distribution system, gathering system, storage facility, or processing plant, and in the case of (i) and (ii), owned by the Company or its Subsidiaries, located in the United States or offshore the United States, and the gross book value (without deduction of any depreciation or depletion reserves) of which, as shown on the books of the owner thereof on the date as of which the determination is being made, exceeds 5% of Consolidated Net Tangible Assets as shown on the most recent fiscal quarter-end or year-end, as the case may be, consolidated balance sheet of the Company and its Subsidiaries, other than any such property that the Board of Directors declares is not material to the business of the Company and its Subsidiaries as an entirety.

(b) The definition of “Indebtedness” is hereby deleted and replaced with the following:

“Indebtedness” means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person, and any guarantee of the foregoing.

SECTION 2.2 Amendment of clauses (4) and (5) of Section 501. Clauses (4) and (5) of Section 501 of the Indenture are hereby deleted in their entirety, together with any references thereto in the Indenture or the Securities, and are replaced with the following: “[Reserved].”

SECTION 2.3 Amendment of Section 704. Section 704 of the Indenture is hereby deleted in its entirety and replaced with the following:

Section 704. Reports by Company.

So long as any Securities are Outstanding, the Company, pursuant to Section 314(a) of the Trust Indenture Act, shall:

(1)

file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934;

(2)

file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company, with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3)

transmit within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by the Company pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission;

provided that any such above reports, documents or other information filed with the EDGAR system of the Commission (or any successor system) and available publicly on the Internet shall be deemed to be filed with the Trustee, it being understood that the Trustee shall have no obligation to determine if any such reports, documents or other information have been so filed or are so available.

Delivery of the reports, documents or other information to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 2.4 Amendment of Section 1005. Section 1005 of the Indenture is hereby deleted in its entirety and replaced with the following:

Section 1005. Limitation on Liens.

Nothing in this Indenture or in the Securities shall in any way restrict or prevent the Company or any Subsidiary from issuing, assuming, guaranteeing or otherwise incurring any Indebtedness; provided, however, that neither the Company nor any Subsidiary shall issue, assume or guaranty any notes, bonds, debentures or other similar evidences of Indebtedness for money borrowed secured by any Lien on any Principal Property now owned or hereafter acquired by it without making effective provision whereby any and all Securities then or thereafter outstanding shall be secured by a Lien equally and ratably with any and all other obligations thereby secured, so long as any such obligations shall be so secured. Notwithstanding the foregoing, the Company or any Subsidiary, without so securing the Securities, may issue, assume or guaranty Indebtedness secured by the following Liens:

(a)	Liens existing on the date of this Indenture or provided for under the terms of agreements existing on the date hereof;

(b)

Liens on property to secure (i) all or any portion of the cost of exploration, production, gathering, processing, marketing, drilling or development of such property, (ii) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used in connection with such property, and (iii) Indebtedness incurred by the Company or any Subsidiary to provide funds for the activities set forth in clauses (i) and (ii) above;

(c)	Liens which secure Indebtedness owing by a Subsidiary to the Company, or to one or more other Subsidiaries, or to the Company and one or more other Subsidiaries;

(d)	Liens on the property of any person existing at the time such person becomes a Subsidiary;

(e)

Liens on any property securing (i) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing, (ii) Indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality of either or (iii) Indebtedness issued or guaranteed by (Y) a foreign government, any state or any department, agency or instrumentality of either or (Z) an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency;

(f)

any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of the type set forth in paragraph (a) through (e) above, which Lien exists on the date of this Indenture;

(g)	any Ordinary Course Lien (as defined below) arising, and only so long as continuing, in the ordinary course of the Company’s business; or

(h)	Liens which secure Limited Recourse Indebtedness.

Notwithstanding the foregoing, the Company and any one or more Subsidiaries may issue, assume or guaranty the following Indebtedness secured by Liens on assets without regard to Indebtedness in any aggregate principal amount which, together with the aggregate outstanding principal amount of all other Indebtedness of the Company and its Subsidiaries so secured (excluding Indebtedness secured by the permitted Liens described above), does not at the time such Indebtedness is incurred exceed 15% of the Company’s Consolidated Net Tangible Assets as shown on the most recent audited consolidated balance sheet of the Company and its Subsidiaries.

Notwithstanding the foregoing, nothing in this Section 1005 shall be deemed to prohibit or otherwise limit the following types of transactions:

(1)

(i) the sale, granting of Liens with respect to or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place, for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas, or other petroleum hydrocarbons, or (ii) the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale, or similar interest; and

(2)

the granting of Liens required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality thereof, or to secure partial, progress, advance, or other payments to the Company or any Subsidiary by any such entity pursuant to the provisions of any contract or statute.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, security interest or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law. The Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset. The right of set-off, whether by operation of law or by contract, does not constitute a Lien unless there is a related obligation to maintain a deposit of cash or other assets in respect of which such right of set-off may be exercised.

“Ordinary Course Lien” shall mean:

(a)

Liens for taxes, assessments or governmental changes or levies on the property of the Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the Company;

(b)

Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business which secure obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of the Company;

(c)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)

Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries, as the case may be;

(e)	Liens arising under operating agreements or similar agreements in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings;

(f)	Liens reserved in oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(g)

Liens pursuant to partnership agreements, oil, gas and/or mineral leases, farm-out-agreements, division orders, contracts for the sale, purchase, exchange, or processing of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, forward sale agreements, oil and gas delivery obligations, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production of the extraction of products therefrom;

(h)	Liens on personal property (excluding the capital stock or indebtedness of any Subsidiary) securing Indebtedness maturing not more than one year from the date of its creation; and

(i)	Liens relating to a judgment or other court-ordered award or settlement as to which the Company has not exhausted its appellate rights.

SECTION 2.5 Amendment of Section 1006. Section 1006 of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Securities, and is replaced with the following: “[Reserved].”

SECTION 2.6 Amendment of Section 1102. Section 1102 of the Indenture is hereby deleted in its entirety and replaced with the following:

Section 1102. Election to Redeem; Notice to Trustee.

The election of the Company to redeem any Securities shall be evidenced by or pursuant to a Board Resolution or an Officers’ Certificate. In case of any redemption at the election of the Company of (a) less than all of the Securities of any series or (b) all of the Securities of any series, with the same issue date, interest rate or formula, Stated Maturity and other terms, the Company shall, at least seven days before notice of redemption is required to be sent to the Holders of Securities to be redeemed pursuant to Section 1104 hereof (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Securities of such series to be redeemed.

SECTION 2.7 Amendment of Section 1104. Section 1104 of the Indenture is hereby deleted in its entirety and replaced with the following:

Section 1104. Notice of Redemption.

Notice of redemption shall be given in the manner provided in Section 106, not less than 10 nor more than 60 days prior to the Redemption Date, unless a shorter period is specified in the Securities to be redeemed, to the Holders of Securities to be redeemed. Failure to give notice in the manner herein provided to the Holder of any Registered Securities designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other Securities or portion thereof.

Any notice that is sent to the Holder of any Registered Securities in the manner herein provided shall be conclusively presumed to have been duly given, whether or not such Holder receives the notice.

All notices of redemption shall state:

(1)	the Redemption Date,

(2)	the Redemption Price,

(3)

if less than all Outstanding Securities of any series are to be redeemed, the identification (and, in the case of partial redemption, the principal amount) of the particular Security or Securities to be redeemed,

(4)

in case any Security is to be redeemed in part only, the notice which relates to such Security shall state that on and after the Redemption Date, upon surrender of such Security, the Holder of such Security will receive, without charge, a new Security or Securities of authorized denominations for the principal amount thereof remaining unredeemed,

(5)

that, on the Redemption Date, unless a condition to the redemption of the Security described in the notice of redemption is not satisfied, the Redemption Price shall become due and payable upon each such Security or portion thereof to be redeemed, and, if applicable, that interest thereon shall cease to accrue on and after said date,

(6)

the place or places where such Securities, together (in the case of Bearer Securities) with all Coupons appertaining thereto, if any, maturing after the Redemption Date, are to be surrendered for payment of the Redemption Price and any accrued interest pertaining thereto,

(7)

that, unless otherwise specified in such notice, Bearer Securities of any series, if any, surrendered for redemption must be accompanied by all Coupons maturing subsequent to the date fixed for redemption or the amount of any such missing Coupon or Coupons will be deducted from the Redemption Price, unless security or indemnity satisfactory to the Company, the Trustee and any Paying Agent is furnished,

(8)

if Bearer Securities of any series are to be redeemed and any Registered Securities of such series are not to be redeemed, and if such Bearer Securities may be exchanged for Registered Securities not subject to redemption on the Redemption Date pursuant to Section 305 or otherwise, the last date, as determined by the Company, on which such exchanges may be made,

(9)	the conditions, if any, for the redemption of Securities, and

(10)

the CUSIP, Common Code and ISIN numbers, if applicable, of such Securities and may state that no representation is made as to the accuracy or correctness of the CUSIP, Common Code and ISIN numbers, if applicable, if any, listed in such notice or printed on the Securities.

A notice of redemption sent as contemplated by Section 106 need not identify particular Registered Securities to be redeemed.

Notice of redemption of Securities to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

SECTION 2.8 Amendment of Article Fifteen. Article Fifteen of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Securities, and is replaced with the following: “[Reserved].”

SECTION 2.9 Conforming Changes. The Indenture is hereby amended by deleting (a) any definitions that are no longer used in the Indenture and (b) any section or article references that cease to have meaning in the Indenture as a result of the amendments to the Indenture pursuant this Article II. All references in the Indenture and any Security to any of the provisions modified as provided herein, or the terms defined in such provisions, shall also be deemed modified in accordance with this Article II.

ARTICLE III

Miscellaneous

SECTION 3.1 Effectiveness of this Second Supplemental Indenture. Upon the execution of this Second Supplemental Indenture, the Indenture shall be amended and supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby, all effective as of the date first written above.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy, or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. BY THE EXECUTION AND DELIVERY OF THIS SECOND SUPPLEMENTAL INDENTURE, THE COMPANY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR NEW YORK STATE COURT HAVING SUBJECT MATTER JURISDICTION, SITTING, IN EACH CASE, IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, UNITED STATES OF AMERICA IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE OR THE SECURITIES.

SECTION 3.4 Severability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality, or unenforceability.

SECTION 3.5 Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture.

SECTION 3.6 Counterparts. This Second Supplemental Indenture may be executed manually or by electronic signature in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by email or other electronic format (i.e., “pdf” or “tif”) transmission or other electronically-imaged signature (including, without limitation, DocuSign or Adobe Sign) acceptable to the Trustee shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by email or other electronic format (i.e., “pdf” or “tif”) (including, without limitation, DocuSign or Adobe Sign) acceptable to the Trustee shall be deemed to be their original signatures for all purposes. Notwithstanding anything to the contrary contained herein or in the Securities, the words “execute,” “execution,” “signed,” and “signature” and words of similar import used in or related to any document to be signed in connection with this Second Supplemental Indenture, the Securities or any of the transactions contemplated hereby or thereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.8 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Second Supplemental Indenture or for or in respect of the statements or recitals contained herein, all of which recitals are made solely by the Company, and the Trustee assumes no responsibility for their correctness.

SECTION 3.9 FATCA. The Company hereby confirms to the Trustee that this Second Supplemental Indenture has not resulted in a material modification of the Securities for Foreign Account Tax Compliance Act (“FATCA”) purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Securities, unless the Trustee receives written notice of such modification from the Company.

[SIGNATURE PAGES FOLLOW]

The parties have executed this Second Supplemental Indenture as of the date first above written.

APACHE CORPORATION

By:
Name:
Title:

[Signature Page - Second Supplemental Indenture (May 19, 2011 Indenture)]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

[Signature Page - Second Supplemental Indenture (May 19, 2011 Indenture)]